CONSENT OF ANGELL & DERRING


To the Board of Directors
of Sparta Surgical Corporation

We consent to the incorporation by reference in the Company's Registration Statement on Form S-8 (File No. 333-35468) and any amendments thereto of our report dated August 1, 2001 relating to the consolidated balance sheet of Sparta Surgical Corporation as of February 28, 2001 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended February 28, 2001 which report appears in the February 28, 2001 Annual Report on Form 10-KSB of Sparta Surgical Corporation.


/s/ Angell & Deering
Angell & Deering

September 19, 2001